UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2012

LINN ENERGY, LLC
(Exact name of registrant as specified in its charters)

Delaware (State or other jurisdiction of incorporation or organization)	000-51719 (Commission File Number)	65-1177591 (IRS Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)

Registrant's telephone number, including area code: (281) 840-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On June 21, 2012, Linn Energy, LLC (the “Company”) entered into, through one of its wholly-owned subsidiaries, a definitive purchase agreement (the “Agreement”) to acquire certain oil and gas properties in the Jonah Field located in the Green River Basin of southwest Wyoming, from BP America Production Company (“Seller”) for a contract price of $1.025 billion, subject to closing conditions and a preferential right of purchase (the “Jonah Acquisition”). Pursuant to the terms of the Agreement, the Company made a deposit with the Seller of $307.5 million. The Seller is permitted to retain all or a portion of this deposit if the agreement is terminated under certain circumstances. The Company anticipates the Jonah Acquisition will close on or before July 31, 2012, and will be financed with proceeds from borrowings under the Company's revolving credit facility. In addition to customary closing conditions, the Jonah Acquisition is subject to a preferential right of purchase that encompasses substantially all of the properties to be acquired by the Company. The expiry period for waiver or acceptance of the preferential right to purchase is anticipated during the first week of July 2012. There can be no assurance that the preferential right of purchase will be waived, nor that that all of the conditions to closing the Jonah Acquisition will be satisfied.
A copy of the press release announcing the Jonah Acquisition is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

99.1	Press Release of Linn Energy, LLC dated June 25, 2012.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC
Date: June 27, 2012	By:	/s/ CHARLENE A. RIPLEY
Charlene A. Ripley
Senior Vice President and General Counsel